EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Fourth Quarter and Year

METAIRIE, La., Feb. 1, 2010 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the “Company”) (Nasdaq:LABC), the holding company for Bank of New Orleans (the “Bank”), announced today that the Company’s net income for the quarter ended December 31, 2009 was $668,000, or $0.15 per share (basic and diluted), a decrease of $69,000 from the fourth quarter of 2008. Net interest income increased by $51,000 and non-interest income increased by $294,000 during the fourth quarter of 2009 compared to the fourth quarter of 2008. These increases in net interest income and non-interest income were offset by a $215,000 increase in our provision for loan losses and a $149,000 increase in non-interest expense between the quarterly periods. For the year ended December 31, 2009, the Company reported net income of $2.5 million, or $0.54 per share (basic and diluted), a decrease of $210,000 from the year ended December 31, 2008. During the year ended December 31, 2009, net interest income increased by $681,000 and non-interest income increased by $310,000 compared to the year ended December 31, 2008. The impact on net income of these increases in net interest income and non-interest income was offset by a $380,000 increase in our provision for loan losses, a $688,000 increase in non-interest expense, and a $133,000 increase in our income tax expense.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: “During 2009, our commitment to providing personalized, high quality financial products to the New Orleans metropolitan area have resulted in a 42.4% increase in our loan portfolio and a 17.5% increase in total deposits. As our second century of service to the community begins, we renew our dedication to the conservative management philosophy and capital management strategies of the Company, and look forward to the opportunities that the future will present.”

Total assets were $329.8 million at December 31, 2009, an increase of $2.3 million from December 31, 2008. Cash and cash equivalents were $4.7 million and $5.0 million, respectively at December 31, 2009 and December 31, 2008. In the aggregate, our available-for-sale and held-to-maturity investment securities were $39.8 million at December 31, 2009, an increase of $7.8 million from December 31, 2008. During the year ended December 31, 2009, our available-for-sale and held-to-maturity mortgage backed securities decreased by $54.2 million, to $117.3 million.  This decrease was due to increased prepayments on our mortgage-backed securities portfolio, and the sale during the year of $6.6 million of mortgage backed securities secured by 30 year mortgage loans. Total loans receivable were $158.4 million at December 31, 2009, an increase of $47.2 million, or 42.4%, from December 31, 2008. The growth in our loans receivable is primarily attributed to a $34.2 million increase in our portfolio of first mortgage loans secured by one-to-four family residences, a $9.7 million increase in loans secured by multifamily and non-residential property, and a $4.1 million increase in our home equity loans and lines of credit.

Total deposits were $188.6 million at December 31, 2009, an increase of $28.0 million from December 31, 2008. During 2009, non-interest bearing checking accounts increased by $3.7 million, interest bearing checking and money market accounts increased by an aggregate  $1.8 million, and our certificates of deposit increased by $22.3 million. Total borrowings were $63.8 million at December 31, 2009, a decrease of $12.9 million from December 31, 2008. This decrease in total borrowings was primarily due to the repayment of $15.5 million in short-term FHLB advances used to fund the purchase of mortgage backed securities during the fourth quarter of 2008.

Total shareholders’ equity was $73.3 million at December 31, 2009, a decrease of $12.4 million from December 31, 2008. This decrease was primarily due to the Company’s acquisition of its common shares pursuant to its publicly announced repurchase plans. During 2009, the Company repurchased a total of 1,167,170 shares at an aggregate cost of $15.6 million. In addition, 25,382 shares held by the ESOP trust, with a cost basis of $254,000 were released for allocation to Plan participants, and 44,741 shares held by the Company’s Recognition and Retention Plan Trust, with a cost basis of $564,000, became vested and were released to participants. Net income of $2.53 million increased retained earnings to $37.7 million at December 31, 2009. Accumulated other comprehensive income was $920,000 at December 31, 2009, a decrease of $417,000 from December 31, 2008.

Net interest income for the fourth quarter of 2009 was $2.7 million, an increase of $51,000 from the fourth quarter of 2008. Interest income was $4.2 million for both the fourth quarter of 2009 and the fourth quarter of 2008. Interest income on loans was $2.3 million during the fourth quarter of 2009, an increase of $512,000 from the fourth quarter of 2008.  This increase was due to a $43.0 million increase in the average balance of our loans receivable. Interest income on mortgage-backed securities decreased by $330,000, between the fourth quarter of 2009 and the fourth quarter of 2008, due primarily to a $23.7 million decrease in the average balance of our mortgage-backed securities portfolio.  Interest income on our investment securities decreased by $175,000 in the fourth quarter of 2009 compared to the fourth quarter of 2008 due to a decrease in the average yield on our investment portfolio of 174 basis points. The average yield of our total interest-earning assets was 5.17% for the fourth quarter of 2009, a decrease of 34 basis points from the fourth quarter of 2008. For the year ended December 31, 2009, net interest income was $10.6 million, an increase of $681,000 from the year ended December 31, 2008. Total interest income increased by $1.0 million, to $16.8 million, for the year ended December 31, 2009 compared to the year ended December 31, 2008.  During 2009, our average interest-earning assets increased by $31.6 million due primarily to growth in our loans receivable and mortgage-backed securities portfolio. The average yield of our interest-earning assets was 5.30% for the year ended December 31, 2009, a decrease of 23 basis points from the year ended December 31, 2008.

Total interest expense was $1.5 million, with our interest-bearing liabilities having an average cost of 2.54% during the fourth quarter of 2009 compared to $1.6 million and an average cost of 2.94% for the fourth quarter of 2008. Interest paid on deposits for the fourth quarter of 2009 was $915,000, a decrease of $47,000 from the fourth quarter of 2008. Average interest-bearing deposits were $179.9 million for the fourth quarter of 2009, an increase of $30.3 million from the fourth quarter of 2008. The average rate paid on interest-bearing deposits was 2.03% during the quarter ended December 31, 2009, a decrease of 54 basis points from the quarter ended December 31, 2008. Interest expense on borrowings was $621,000 during the fourth quarter of 2009, and $628,000 during the fourth quarter of 2008. Total interest expense for the year ended December 31, 2009 was $6.3 million, an increase of $314,000 from the year ended December 31, 2008.   The average balance of our total interest-bearing deposits increased by $24.8 million during 2009, however, the interest expense associated with these deposits decreased by $215,000 due to a 53 basis point decrease in the average rate paid on interest-bearing deposits. Interest expense on borrowings was $2.6 million for the year ended December 31, 2009, an increase of $529,000 from the year ended December 31, 2008. This increase in interest expense was due to an increase in the average balance of our total borrowings of $13.3 million during 2009. The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.62% for 2009, an increase of 12 basis points from 2008. Our net interest margin for the year ended December 31, 2009 and December 31, 2008 was 3.32% and 3.45%, respectively.

The Bank recorded provisions for loan losses of $211,000 during the fourth quarter of 2009, compared to $4,000 in net recoveries of loan losses recorded during the fourth quarter of 2008. During the year ended December 31, 2009, the Bank recorded provisions for loan losses of $337,000 compared to net recoveries of $43,000 for the year ended December 31, 2008. The recoveries recorded in both 2008 periods were primarily attributed to reductions in the allowance for loan losses due to reversals of provisions previously established in 2005 with respect to loans secured by properties damaged by Hurricane Katrina. During the fourth quarter of 2009, the Bank charged-off $232,000 of its allowance for loan losses previously established against a first mortgage loan and home equity line of credit secured by a single family residence. In the third quarter of 2009, the Bank charged-off $396,000 of its allowance for loan losses established against its participation interest in a non-performing construction loan secured by mixed-use commercial real estate. Total charge-offs for the year-ended December 31, 2009 were $628,000. Our total allowance for loan losses at December 31, 2009 was $1.7 million, or 165.60% of our non-performing loans. Expressed as a percentage of total loans receivable, our allowance for loan losses was 1.04% at December 31, 2009. At December 31, 2009 our total non-performing loans and total non-performing assets amounted to $1.0 million and $2.6 million, respectively.

Our non-interest income for the fourth quarter of 2009 was $430,000 compared to $136,000 for the fourth quarter of 2008. The $294,000 increase in non-interest income between the respective three month periods is primarily attributed to a $307,000 gain generated from the sale of $6.6 million of mortgage backed securities. Non-interest income for the years ended December 31, 2009 and 2008 was $836,000 and $526,000, respectively. The non-interest income reported for 2009 includes $406,000 in gains from the sale of available-for-sale securities.

Non-interest expense for the fourth quarter of 2009 was $1.8 million, an increase of $149,000 from the fourth quarter of 2008. Salaries and employee benefits expense was $1.1 million for the fourth quarter of 2009, an increase of $40,000 compared to the fourth quarter of 2008. This increase was due primarily to higher overall levels of salaries and employer-paid benefits. Occupancy expense was $304,000 for the three month period ended December 31, 2009, and $293,000 for the three month period ended December 31, 2008. Other non-interest expenses increased by $98,000 during the fourth quarter of 2009 compared to the fourth quarter of 2008. This increase in other non-interest expense was due to a $48,000 increase in legal fees associated with the collection of delinquent and non-performing loans, and a $35,000 increase in our FDIC assessment. For the year ended December 31, 2009, non-interest expense was $7.1 million, an increase of $688,000 from the year ended December 31, 2008. Annual salaries and benefits expense increased between 2009 and 2008 by $360,000 due to an increase in our overall level of staffing and an increase in the cost of our equity-based compensation plans. The average number of full-time equivalent employees for 2009 was 66, an increase of 4 full-time equivalent employees from 2008. Occupancy expenses for 2009 were $1.2 million, an increase of 92,000 from 2008. Other non-interest expense for the year ended December 31, 2009 was $1.5 million, an increase of $236,000 from the year ended December 31, 2008. During 2009, our FDIC insurance expense increased by $212,000. This increase was due to an industry-wide second quarter 2009 special assessment of $126,000, and increases associated with our participation in the FDIC’s Temporary Liquidity Guarantee Program and the FICO component of our FDIC assessment. In addition, a one-time FDIC assessment credit established in December of 2006 was depleted in the second quarter of 2009.

Income tax expense for the fourth quarter of 2009 was $400,000, an increase of $50,000 from the fourth quarter of 2008. Income tax expense for the years ended December 31, 2009, and December 31, 2008, was $1.4 million and $1.3 million, respectively.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, which is available from the SEC’s website, www.sec.gov, or the Company’s website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2009	2008
	(unaudited)

Selected Financial and Other Data:
Total assets	$329,779	$327,449
Cash and cash equivalents	4,735	4,974
Investment securities:
Available-for-sale	35,445	25,932
Held-to-maturity	4,352	6,107
Mortgage-backed securities:
Available-for-sale	27,079	54,159
Held-to-maturity	90,194	117,322
Loans receivable, net	158,446	111,236
Deposits	188,622	160,589
FHLB advances and other borrowings	63,810	76,660
Shareholders' equity	73,348	85,727

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
	(unaudited)
Selected Operating Data:
Total interest income	$4,190	$4,193	$16,832	$15,837
Total interest expense	1,536	1,590	6,277	5,963
Net interest income	2,654	2,603	10,555	9,874
Provision (recovery) for loan losses	211	(4)	337	(43)
Net interest income after provision for loan losses	2,443	2,607	10,218	9,917
Total non-interest income	430	136	836	526
Total non-interest expense	1,805	1,656	7,090	6,402
Income before income taxes	1,068	1,087	3,964	4,041
Income taxes	400	350	1,430	1,297
Net income	$668	$737	$2,534	$2,744

Earnings per share:
Basic	$0.15	$0.14	$0.54	$0.49
Diluted	$0.15	$0.14	$0.54	$0.49
Weighted average shares outstanding
Basic	4,354,891	5,277,567	4,659,327	5,632,733
Diluted	4,453,182	5,302,801	4,731,895	5,658,279

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

Selected Operating Ratios (1):
Average yield on interest-earning assets	5.17%	5.51%	5.30%	5.53%
Average rate on interest-bearing liabilities	2.54%	2.94%	2.68%	3.04%
Average interest rate spread (2)	2.63%	2.57%	2.62%	2.50%
Net interest margin (2)	3.28%	3.42%	3.32%	3.45%
Average interest-earning assets to average interest-bearing liabilities	133.74%	140.62%	135.63%	145.81%
Net interest income after provision for loan losses to non-interest expense	135.35%	157.43%	144.12%	154.90%
Total non-interest expense to average assets	2.18%	2.13%	2.18%	2.19%
Efficiency ratio (3)	58.53%	60.46%	62.24%	61.56%
Return on average assets	0.81%	0.95%	0.78%	0.94%
Return on average equity	3.47%	3.45%	3.16%	3.09%
Average equity to average assets	23.21%	27.51%	24.71%	30.27%

	At Dec. 31,	At Sept. 30,	At June 30,	At March 31,
Asset Quality Ratios (4):	2009	2009	2009	2009

Non-performing loans as a percent of total loans receivable (5) (6)	0.63%	1.25%	1.93%	2.12%
Non-performing assets as a percent of total assets (5)	0.78%	0.72%	0.82%	0.79%
Allowance for loan losses as a percent of non-performing loans	165.60%	92.11%	75.72%	77.24%
Allowance for loan losses as a percent of total loans receivable (6)	1.04%	1.15%	1.46%	1.64%
Net charge-offs during the period to average loans receivable (6) (7)	0.15%	0.28%	0.00%	0.00%

Capital Ratios (4):
Tier 1 leverage ratio	18.20%	18.22%	18.55%	18.93%
Tier 1 risk-based capital ratio	40.55%	43.81%	45.46%	47.40%
Total risk-based capital ratio	41.47%	44.73%	46.37%	48.66%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.
(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.
(7) Net charge-offs are presented on a quarterly basis.

CONTACT: Louisiana Bancorp, Inc.
         Lawrence J. LeBon, III, Chairman, President
          & Chief Executive Officer
         John LeBlanc, SVP & Chief Financial Officer
         (504) 834-1190